FOR IMMEDIATE RELEASE

JMG Exploration Inc. Provides  $3,000,000 Loan to Newco Group Limited to

Purchase Additional Shares in Iris Computers Limited

Pasadena, California – September 12, 2007 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced it has funded a $3,000,000 loan with interest at 8% per annum to Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”) pursuant to a Share Exchange Agreement entered into on September 5, 2007 between JMG Exploration, Inc., (“JMG” or the “Company”) and the shareholders of Newco. The purpose of the loan is to enable Newco to purchase additional shares in Iris Computers Ltd., a corporation organized under the laws of India (“Iris”) representing approximately a 39% equity interest in Iris (excluding the 14.5% equity interest in Iris already owned by Newco).  As security for the loan, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the shares of Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco.

In the event the JMG share exchange with Newco shareholders fails to close, Newco will be obligated to repay the $3,000,000 loan to JMG on or before December 31, 2007, provided that if the termination of the Share Exchange Agreement occurs within 90 days of December 31, 2007 due to the failure of JMG to meet one of the conditions to the share exchange (such as obtaining shareholder approval), then the maturity date of the loan will be extended to that day which is 90 days after such termination or expiration of the Share Exchange Agreement. In the event Newco does not repay the loan in accordance with its terms, JMG would have effective majority control of Iris because of JMG’s security interest in shares of Iris representing approximately a 39% equity interest in Iris and JMG’s irrevocable proxy from ESAPI representing a 14.5% equity interest in Iris.  Under this scenario, JMG’s Board of Directors’ intent would be to sell the investment in Iris.

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JMG Exploration News Release

September 12, 2007

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482